Exhibit 1.6

NOTICE TO U.S. INVESTORS

The merger described herein relates to the securities of two foreign companies.  The merger in which Telecom Italia Media S.p.A. ordinary shares and savings shares will be converted into Telecom Italia S.p.A. ordinary shares and saving shares, respectively, is subject to disclosure and procedural requirements of a foreign country that are different from those of the United States.  Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since Telecom Italia S.p.A. and Telecom Italia Media S.p.A. are located in Italy, and some or all of their officers and directors may be residents of Italy or other foreign countries.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that Telecom Italia S.p.A. may purchase securities of Telecom Italia Media S.p.A. otherwise than under the merger offer, such as in open market or privately negotiated purchases.

TELECOM ITALIA MEDIA S.p.A.
Telecom Italia Group – Telecom Italia S.p.A. Direction and coordination
Registered Office in Rome at Via della Pineta Sacchetti no. 229
PEC - Certified Electronic Mail: adminpec@timedia.telecompost.it
Share capital 15,902,323.62 euros fully paid up
Tax Code and Rome Business Register Number 12213600153 - VAT Registration Number 13289460159

NOTICE OF SPECIAL MEETING OF SAVINGS SHAREHOLDERS

Those entitled to vote in the Meeting of the Savings Shareholders of Telecom Italia Media S.p.A. are hereby called to meet at 3.00 p.m. on 27 April 2015 for the special meeting (in a single call) in Rozzano (Milan) at Viale Toscana 3, to discuss and resolve on the following

Agenda
1.     Report and assessment by the common representative of the savings Shareholders regarding the announced process to merge by the incorporation of TI Media S.p.A. into Telecom Italia S.p.A. as announced in the press release dated 19 February 2015, including a review of the merger transaction as approved by the Company’s Board of Directors with the subsequent resolutions

2.     Prospective merger by incorporation into Telecom Italia S.p.A.: object of common interest for the savings shareholders

3.     Approval of the report pursuant to article 146, subsection 1(c) of Legislative Decree 58/98

4.     Appointment of the Common Representative of the savings shareholders and determination of remuneration for the three year period 2015-2017 pursuant to article 146, subsection 1(a) of Legislative Decree 58/1998

5.      Resolutions of the shareholders' meeting regarding the use of the expenses account pursuant to article 146, subsection 1(c) of Legislative Decree 58/1998

Item 2 on the agenda has been requested by a holder of savings shares representing more than one percent of the shares of that category pursuant to article 146, subsection 2 of Legislative Decree 58/1998.

Documentation
The report of the common representative of the savings shareholders pertaining to all the items on the agenda will be made available to the public at the registered offices of the

Company and through the “1INFO” (www.1info.it) storage mechanism, as well as on the Company website
www.telecomitaliamedia.it/savings-shareholders concurrently with the publication of this notice

Presentation of proposed resolutions on other items on the agenda /supplementary agenda
Savings shareholders who individually or jointly, represent at least one fortieth of the share capital represented by the savings shares and who demonstrate their entitlement in the forms prescribed by the applicable regulations, may submit proposals on matters already on the agenda, and request that the matters to be dealt with by the Special Meeting of savings shareholders be supplemented.
The request and a report illustrating its rationale, together with a copy of an identity document of the requesting party, must be received by 7 April 2015, either on paper to the following address:

TELECOM ITALIA MEDIA S.p.A.
Segreteria Societaria
Via della Pineta Sacchetti n. 229
00168 ROME - ITALY

by fax to +390691860860, or by e-mail to the following address segreteriasocietaria@telecomitaliamedia.it.

Questions on the topics on the agenda
Those entitled to vote, having demonstrated their entitlement in the forms prescribed by the applicable regulations, may ask questions on the topics on the agenda before the Meeting, to be received by the Company by 24 April 2015, complete with a copy of an identity document, on paper to the following address:

TELECOM ITALIA MEDIA S.p.A.
Segreteria Societaria
Via della Pineta Sacchetti n. 229
00168 ROME - ITALY

by fax to +390691860860, or by e-mail to the following address segreteriasocietaria@telecomitaliamedia.it.

Entitlement to vote
Persons for whom the intermediary of reference has transmitted to the Company the appropriate communication attesting that they are entitled to vote as of 16 April 2015 (the record date) are entitled to speak and vote at the Special Meeting of savings shareholders. Those who will become the owners of Company shares only after this date will not be entitled to speak or vote at the Meeting.

Voting by proxy
Those entitled to vote may appoint party to represent them at the special meeting by providing a written proxy, within the limits laid down by law. A proxy form is available from the Registered Office of the Company, and may be downloaded from the website www.telecomitaliamedia.it/savings-shareholders, in printable version.
Copies of proxy votes – together with a copy of an ID document of the delegating shareholder – must be sent or notified to the Company, to be received by 24 April 2015, either on paper to the following address:
TELECOM ITALIA MEDIA S.p.A.
Segreteria Societaria
Via della Pineta Sacchetti n. 229
00168 ROME - ITALY
by fax to +390635583911, or by e-mail to the following address assemblea.azionisti@telecomitaliamedia.it.
For the Shareholders' Meeting to which this notice refers, the appointment of a representative designated by the Company is not provided for in accordance with Article 8 of the Company Bylaws.

Total number of shares and right to vote
The subscribed and fully paid in share capital is equal to 15,902,323.62 euros, divided into 103,308,421 ordinary shares (with the right to vote in ordinary and extraordinary meetings of the shareholders of the Company) and 5,496,951 savings shares (with the right to vote in special savings shareholders’ meetings), all without par value.

Organisation
To attend the meeting, those with voting rights and their representatives are invited to present themselves before the time scheduled for the start of the meeting, with an identity document; accreditation activities will start at 2.00 pm on 27 April 2015.
A free shuttle service will be offered to those participating in the shareholders’ meeting, leaving the registered office of Telecom Italia (Via Gaetano Negri 1, Milan) for the place in which the shareholders’ meeting will be held at 1.30 pm on 27 April 2015 and in the opposite direction at the end of the meeting.
To use the shuttle service, it must be booked by 24 April 2015, using the toll-free number 800899389 or by email (navette.assemblee@telecomitalia.it).

Further information
The Registered Office of the Company is open to the public on working days between 10.00 am and 1.00 pm (CET). The following contact details may be used for information or requests for documentation
•           toll-free number 800020220 (for calls from inside Italy)
•           telephone  +39 011 2293603 (for calls from outside Italy)
•           e-mail address assemblea.azionisti@telecomitaliamedia.it

The Common Representative
Mr. Carlo Aime